UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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HUNTINGTON PREFERRED CAPITAL, INC.
(Name of Registrant as Specified in Its Charter)

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Huntington Preferred Capital, Inc.	Notice of Annual Meeting
Information Statement
Annual Report on Form 10-K

Huntington Preferred Capital, Inc.

Huntington Center

41 South High Street

Columbus, Ohio 43287

Notice of Annual Meeting of Shareholders

To Our Common, Class C Preferred, and Class E Preferred Shareholders:

The 2012 Annual Meeting of Shareholders of Huntington Preferred Capital, Inc. will be held in the Huntington Center, Sixth Floor, 41 South High Street, Columbus, Ohio, on Thursday, May 10, 2012, at 8:30 a.m. local Columbus, Ohio, time, for the following purposes:

(1)	To elect ten directors to serve until the Annual Meeting of Shareholders to be held in 2013 and until their successors are elected.

(2)	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Huntington Preferred Capital, Inc. for the year 2012.

(3)	To transact any other business which may properly come before the meeting.

Directors and officers of Huntington Preferred Capital, Inc. and representatives of its independent registered public accounting firm will be present at the meeting.

Attached are Huntington Preferred Capital, Inc.’s Information Statement and Annual Report on Form 10-K for the year 2011.

By Order of the Board of Directors,

/s/ Elizabeth B. Moore

Elizabeth B. Moore
Secretary
March 29, 2012

Important Notice Regarding the Availability of Meeting Materials for the

Shareholder Meeting to be Held on May 10, 2012

The Information Statement and Annual Report on Form 10-K are available at www.edocumentview.com/HPCI2012

Information Statement

This Information Statement is provided to holders of voting stock of Huntington Preferred Capital, Inc. (“Huntington Preferred” or the “Company”) in connection with Huntington Preferred’s Annual Meeting of Shareholders to be held on May 10, 2012, and at any adjournment. This Information Statement will be first sent or given to Huntington Preferred’s voting shareholders on approximately April 5, 2012. Huntington Preferred’s Annual Report on Form 10-K for 2011 is attached and follows this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Holders of record of common stock, Class C Preferred securities, and Class E Preferred securities of Huntington Preferred at the close of business on March 19, 2012, will be entitled to vote at the Annual Meeting. At that date, Huntington Preferred had 14,000,000 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting. Also on the record date, Huntington Preferred had outstanding and entitled to vote 2,000,000 Class C Preferred securities and 1,400,000 Class E Preferred securities. The holders of the Class C and Class E Preferred securities are entitled to 1/10th of one vote per share on all matters submitted at the Annual Meeting.

The presence in person or by proxy of the holders of a majority in amount of the voting shares of Huntington Preferred outstanding and entitled to vote will constitute a quorum at the Annual Meeting. Under the law of Ohio, Huntington Preferred’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters. Brokers are no longer permitted to vote on the election of directors without instructions from their customers.

For the election of directors, the nominees receiving the greatest number of favorable votes cast at a meeting at which a quorum is present shall be elected. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality, and thus broker non-votes and abstentions will have no effect. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. Abstentions will be counted as votes against the matter. Broker non-votes will not be counted as votes cast and thus will have no effect on this matter. As of the date of this Information Statement, management knows of no other business that will come before the Annual Meeting.

Election of Directors

Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualify. Huntington Preferred’s articles of incorporation provide that while any Class C Preferred securities or Class E Preferred securities are outstanding, the Board of Directors shall consist of at least nine persons, three of whom must be “Independent Directors”. The articles of incorporation define “Independent Directors” as those directors who are not current officers or employees of Huntington Preferred, or directors, officers, or employees of any direct or indirect subsidiary of Huntington Bancshares Incorporated. See “Corporate Governance” and “Report of the Audit Committee” below for additional information regarding the independence of Huntington Preferred’s directors.

The Board of Directors has increased the authorized number of directors to ten, effective upon the 2012 Annual Meeting of Shareholders, and has nominated ten persons for election as directors at the meeting. The nominees include the nine current directors: David S. Anderson, Timothy R. Barber, Richard A. Cheap, Reginald D. Dickson, Harry V. Farver, Edward J. Kane, Roger E. Kephart, Donald R. Kimble, and James D. Robbins. If reelected, Reginald D. Dickson, Roger E. Kephart, and James D. Robbins, currently serving as Independent Directors will satisfy the Independent Director requirement in Huntington Preferred’s articles of incorporation. The Board has also nominated Gerard P. Mastroianni for election to the Board for the first time. As of the date of the annual meeting, Mr. Mastroianni will also qualify as an “Independent Director”. The other six nominees for reelection to the Board of Directors are officers of The Huntington National Bank or Huntington Bancshares Incorporated. The Huntington National Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated. The following table sets forth certain information concerning each nominee for director.

Name and Principal Occupation	Age	Position Held with Huntington Preferred
David S. Anderson	57	Vice President, Treasurer and Director
Executive Vice President & Controller, Huntington Bancshares Incorporated
Timothy R. Barber	49	Vice President and Director
Executive Vice President, The Huntington National Bank
Richard A. Cheap	60	Vice President and Director
General Counsel and Secretary, Huntington Bancshares Incorporated
Reginald D. Dickson	65	Director
Chairman/CEO and Majority Owner, Buford, Dickson, Harper & Sparrow, Inc.
Harry V. Farver	42	Vice President and Director
Senior Vice President and Director of Accounting Operations, Huntington Bancshares Incorporated
Edward J. Kane	61	Vice President and Director
Executive Vice President and Director of Tax and Corporate Planning and Analysis, Huntington Bancshares Incorporated
Roger E. Kephart	67	Director
Retired Partner, Kephart & Fisher, L.L.C.
Donald R. Kimble	52	President and Director
Senior Executive Vice President & Chief Financial Officer, Huntington Bancshares Incorporated
Gerard P. Mastroianni	56	Nominee for Director
President Alliance Ventures, Inc.
James D. Robbins	65	Director
Retired Managing Partner, PricewaterhouseCoopers LLP, Columbus, Ohio office

The business experience for at least the last five years of each nominee for director is further described below.

David S. Anderson. Mr. Anderson has served as Vice President and as a director of Huntington Preferred since May 13, 2010, and as Treasurer of Huntington Preferred since December 13, 2010. Mr. Anderson has served as Executive Vice President and Controller for Huntington Bancshares Incorporated since November 30, 2009. Prior to joining Huntington, Mr. Anderson served as corporate controller with Citizens Financial Group in Providence, Rhode Island, beginning in 1995. Mr. Anderson was chosen as a nominee for director of Huntington Preferred due to his accounting experience and his role as corporate controller for Huntington Bancshares Incorporated.

Timothy R. Barber. Mr. Barber has served as a Vice President and as a director of Huntington Preferred since May 2009. Mr. Barber has served as the Credit Risk Manager for The Huntington National Bank since February 1998 and as Executive Vice President since January 2012. He also served as Senior Vice President for The Huntington National Bank from February 2000 to January 2012, and as Vice President of The Huntington National Bank from February 1998 to February 2000. Because Huntington Preferred’s assets consist primarily of loan participation interests, Mr. Barber was chosen to serve as a director due to his experience with credit risk management and his role as Credit Risk Manager for The Huntington National Bank.

Richard A. Cheap. Mr. Cheap has served as a Vice President and as a director of Huntington Preferred since April 2001. He also served as Secretary of Huntington Preferred from April 2001 to December 2001. Mr. Cheap has served as General Counsel and Secretary for Huntington Bancshares Incorporated and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining Huntington Bancshares Incorporated and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap was chosen to serve as a director of Huntington Preferred because of his experience as corporate counsel and his role as General Counsel and Secretary for Huntington Bancshares Incorporated and The Huntington National Bank.

Reginald D. Dickson. Mr. Dickson has served as a director of Huntington Preferred since May 2008. Mr. Dickson has served as Chairman, Chief Executive Officer and majority owner of Buford, Dickson, Harper & Sparrow, Inc., an investment research and portfolio management firm, since 2002. He has served as Chairman since the firm’s inception in 1995. Buford, Dickson, Harper & Sparrow, Inc. has $100 million under active management and is based in St. Louis, Missouri. Previously, Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc., a national minority career development organization, from 1982 to 1992. Mr. Dickson has previously served on the boards of First American National Bank, from 1979 to 1999, and Dollar General, from 1993 to July 2007. Mr. Dickson was selected to serve as a director of Huntington Preferred because of his experience serving as a public company director and audit committee member.

Harry V. Farver. Mr. Farver has served as a Vice President and as a director of Huntington Preferred since April 2011. Mr. Farver joined Huntington Bancshares Incorporated in June 2010 as Senior Vice President and Director of Accounting Operations. Prior to joining Huntington, Mr. Farver was with PricewaterhouseCoopers LLP from 1995 to 2000 and from 2003 to 2010, and served as Senior Manager there from 2005 to June 2010. Mr. Farver was with JPMorgan Chase from 2000 to 2003 where he worked as a Senior Accounting Manager in the Retail line of business. Mr. Farver was chosen as a nominee for director of Huntington Preferred due to his accounting experience and his role as Director of Accounting Operations for Huntington Bancshares Incorporated.

Edward J. Kane. Mr. Kane has served as a Vice President and a director of Huntington Preferred since December 2001. Mr. Kane has served as Corporate Tax Director for Huntington Bancshares Incorporated since joining Huntington in November 2001. He has also served as Huntington’s Director of Corporate Planning and Analysis since August 2011. Mr. Kane was named Executive Vice President of Huntington since October 2007, and served as Senior Vice President of Huntington from November 2001 to October 2007. Prior to joining Huntington Bancshares Incorporated, Mr. Kane served as Vice President, Tax Planning, and Tax Compliance for The CIT Group Inc., Livingston, New Jersey, from 1992 to September 2001, and in various other capacities from May 1973 to 1992. Because Huntington Preferred qualifies as a REIT for tax purposes, Mr. Kane was chosen as a director of the company due to his knowledge of tax matters and his role as the Corporate Tax Director for Huntington Bancshares Incorporated.

Roger E. Kephart. Mr. Kephart has served as a director of Huntington Preferred since November 2001. Mr. Kephart co-founded the law firm of Kephart & Fisher in 1991, based in Columbus, Ohio. In addition to practicing law, Mr. Kephart served as his firm’s administrative partner until retiring as of January 2003. Mr. Kephart was chosen to serve on the board of Huntington Preferred due to his skills as a lawyer, including as administrative partner of his law firm, and considering that Huntington Preferred’s primary assets and sources of income are loan participation interests, his experience with commercial lending transactions.

Donald R. Kimble. Mr. Kimble has served as President and a director of Huntington Preferred since August 2004. Mr. Kimble has served as Chief Financial Officer for Huntington Bancshares Incorporated since August 2004 and as Senior Executive Vice President since May 2009. Mr. Kimble also served as Controller for Huntington Bancshares Incorporated from August 2004 to July 2006. Mr. Kimble joined Huntington Bancshares Incorporated in June 2004 as Executive Vice President of Finance Administration. Prior to joining Huntington Bancshares Incorporated, Mr. Kimble served as Executive Vice President and Controller for AmSouth Bancorporation from December 2000 to June 2004, and previously held various accounting and subsidiary chief financial officer positions with Bank One Corporation from July 1987 to December 2000. Mr. Kimble was chosen to serve as a director of Huntington Preferred due to his financial administration experience and his role as Chief Financial Officer for Huntington Bancshares Incorporated.

Gerard P. Mastroianni. Mr. Mastroianni is president of Alliance Ventures, Inc., Crestview Ventures LLC., and Louisville Ventures, LLC., all real estate and property management firms located in Alliance, Ohio which he has managed since 1989. Mr. Mastroinanni has served as a director of Huntington Bancshares Incorporated from 2007. His term as a director of Huntington will end as of Huntington’s 2012 annual meeting to be held on April 19, 2012. Mr. Mastroianni previously served on the board of Citizens Bankshares, and on the board of Sky Financial Group, Inc. for nine years prior to its merger with Huntington in 2007. In addition to his business acumen and experience as a bank director, Mr. Mastroianni also has substantial non-profit board experience, including current service as a trustee for the Stark Development Board, The University of Mount Union, Alliance for Children and Family, and the Sisters of Charity Foundation. Mr. Mastroianni was chosen as a nominee for director because of his broad business and community leadership, and his real estate and property management experience.

James D. Robbins. Mr. Robbins has served as a director of Huntington Preferred since November 2001. Mr. Robbins has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP, Columbus market (and its predecessor firm, Coopers & Lybrand), from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant (inactive) in the State of Ohio and the Commonwealth of Kentucky. Mr. Robbins has also served as a director of the public company, DSW Inc. since July 2009. Mr. Robbins previously served as a director of Dollar General, from April 2002 to July 2007. Mr. Robbins was chosen to serve as a director of Huntington Preferred because of his accounting and auditing experience and his experience as a public company director and audit committee member.

The executive officers of Huntington Preferred are Messrs. Anderson, Barber, Cheap, Farver, Kane and Kimble.

Corporate Governance

Six of Huntington Preferred’s nine directors are also officers or directors of The Huntington National Bank or its affiliates. The Board of Directors has one standing committee, the Audit Committee, which is comprised of Huntington Preferred’s three Independent Directors, Messrs. Dickson, Kephart, and Robbins, Chairman. James D. Robbins qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission. Designation of Mr. Robbins as an audit committee financial expert by the Board of Directors does not impose any duties, obligations or liabilities on him that are greater than the duties, obligations, and liabilities imposed on the other members of the Audit Committee. The Securities and Exchange Commission has determined that a person who is identified as an “audit committee financial expert” will not be deemed an expert for any purpose as a result of such designation.

The Board of Directors has ratified a Code of Business Conduct and Ethics previously adopted by the Board of Directors of Huntington Bancshares Incorporated, which applies to all employees and, where applicable, to directors of Huntington Bancshares Incorporated and its affiliates, including Huntington Preferred. Huntington Preferred’s President (principal executive officer) and Vice President and Treasurer (principal financial officer) are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington Bancshares Incorporated’s website at www.huntington.com.

The Audit Committee, which met four times in 2011, operates pursuant to a written Charter that is posted on the Investor Relations pages of Huntington Bancshares Incorporated’s website at www.huntington.com. Click on the link to “Investor Information” under Huntington Preferred Capital, Inc. to view the Charter. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility for the integrity of Huntington Preferred’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of Huntington Preferred’s internal audit function and independent auditor; and the independent auditor’s qualifications and independence. The Audit Committee also provides oversight and review of compliance by Huntington Preferred’s officers and directors with the Code of Business Conduct and Ethics and compliance by Huntington Preferred’s President (principal executive officer) and Vice President and Treasurer (principal financial officer) with the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers.

In exercising its primary responsibilities described above, the Audit Committee provides a risk oversight function for the company. The Audit Committee also fulfills certain additional risk-oversight related tasks that include annual review of fraud risk and annual review of risks and risk factors with the chief risk officer for Huntington Bancshares Incorporated.

Huntington Preferred’s President serves as its principal executive officer. The Board of Directors has not designated a chairman. Management believes that this leadership structure is appropriate in light of Huntington Preferred’s relationship with The Huntington National Bank and the role of the independent Audit Committee. The Huntington National Bank, which controls the voting power of Huntington Preferred’s outstanding securities, is involved in virtually every aspect of Huntington Preferred’s existence. The relationship with The Huntington National Bank is counterbalanced by our Audit Committee, comprised solely of the Independent Directors, which reviews and approves material transactions among Huntington Preferred and The Huntington National Bank and/or its affiliated companies.

Huntington Preferred is a “controlled company” as that term is defined in the rules of The NASDAQ Stock Market, Inc. because more than 50% of the voting power of Huntington Preferred is held by consolidated subsidiaries of Huntington Bancshares Incorporated. As a controlled company, Huntington Preferred is exempt from the NASDAQ requirement to have a majority of independent directors and certain other related rules. However, the members of Huntington Preferred’s Audit Committee are required to meet the NASDAQ independence standards and the additional criteria for audit committee members. The Board of Directors has determined that directors Reginald D. Dickson, Roger E. Kephart, and James D. Robbins meet the NASDAQ independence standards and the additional criteria for audit committee members. The Board of Directors has also determined that Gerard P. Mastroianni is independent under the NASDAQ standards. In making its independence determinations, the Board is aware of the fact that the directors of Huntington Preferred, their immediate family members, and entities affiliated with those directors, may from time to time be customers of Huntington Bancshares

Incorporated’s affiliated financial and lending institutions and have transactions and relationships with such affiliates in the ordinary course of business. Such transactions may include loans on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. Such transactions may also include transactions, relationships, or arrangements where Huntington Bancshares Incorporated’s affiliated financial and lending institutions, in the ordinary course of business, act as depository of funds or trustee, or provide similar services.

As a controlled company, Huntington Preferred is not subject to the requirement under the NASDAQ rules to have a formalized process addressing the nominations of directors by independent board members. Since the majority of the directors are not independent, and likely will continue to be not independent, the Board of Directors has determined that it would be unduly burdensome to have a standing nominating committee. Further, there is currently not a set policy, process, or list of specific criteria or minimum requirements for identifying and evaluating director nominees, or for considering director candidates recommended by shareholders. In addition, no third parties are used to identify or evaluate potential nominees. Director nominees are considered by the President, who is also a director, and other directors with whom the President confers. First-time nominee Gerard P. Mastroianni was recommended for consideration as a director nominee by the President.

Huntington Preferred does not maintain a standing compensation committee because Huntington Preferred does not compensate its executive officers or directors who are not Independent Directors. The Audit Committee has the authority to set reasonable and appropriate compensation for the Independent Directors, subject to approval by the Board of Directors. The form and amount of compensation of directors will be guided by the following principles:

•	What is customary for similar organizations;

•	The amount of time required to fulfill the duties of a director; and

•	The personal risks assumed by a director.

Directors of Huntington Preferred are expected to attend the annual shareholders meeting and at least 75% of board and committee meetings. The Board of Directors held a total of four regular and special meetings during 2011. Each director attended at least 75% of the meetings of the full board and, if applicable, the Audit Committee. Seven of the nine board members then serving were present for the 2011 Annual Shareholders Meeting.

Shareholders of Huntington Preferred may contact the directors by sending written communications to the attention of the President at Huntington Preferred’s principal executive offices. Such communications will be relayed to the director or directors addressed, except for communications which are inappropriate because they are vulgar, obscene, or otherwise socially offensive.

Report of the Audit Committee

A primary responsibility of the Audit Committee is to oversee the integrity of Huntington Preferred’s financial statements and disclosures. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011, with Huntington Preferred’s management and Huntington Preferred’s independent registered public accounting firm, Deloitte & Touche LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington Preferred’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board in Rule 3526 regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Huntington Preferred. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2011, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2011 are compatible with and do not impair Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Huntington Preferred’s Annual Report on Form 10-K for the year 2011 for filing with the Securities and Exchange Commission.

Audit Committee

James D. Robbins, Chairman

Reginald D. Dickson

Roger E. Kephart

Compensation of Directors and Executive Officers

Huntington Preferred does not pay or award any compensation in any form to its executive officers. Huntington Preferred also does not pay or award any compensation to its directors who are not Independent Directors. The table below reflects the compensation paid by Huntington Preferred to its Independent Directors for services as directors in 2011.

Director Compensation 2011

Name	Fees Earned or Paid in Cash ($)	Total ($)
Reginald D. Dickson	$39,600	$39,600
Roger E. Kephart	39,600	39,600
James D. Robbins	45,100	45,100

The table above reflects the following compensation arrangements for the Independent Directors:

•	Each Independent Director, as the term is defined in Huntington Preferred’s articles of incorporation, receives retainer payments at an annual rate of $33,000;

•	The chairperson of the Audit Committee receives an additional retainer at an annual rate of $5,500; and

•

Each Independent Director receives a meeting fee of $1,650 for each day on which he participates in a board and/or committee meeting, and a meeting fee of $550 for each day on which he participates in a telephonic board and/or committee meeting.

Ownership of Voting Stock

Common Stock

The following table sets forth, as of March 15, 2012, the number and percentage of outstanding common shares beneficially owned by all persons known by Huntington Preferred to own more than five percent of such shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Huntington Preferred Capital Holdings, Inc. 3993Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	2,870,000	20.5%

Huntington Preferred Capital II, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	11,130,000	79.5%

None of Huntington Preferred’s directors or executive officers owns any Huntington Preferred common stock. Huntington Preferred Capital Holdings, Inc., and Huntington Preferred Capital II, Inc. are both direct or indirect subsidiaries of The Huntington National Bank.

Preferred Stock

No person is known by Huntington Preferred to own more than 5% of Huntington Preferred’s Class C Preferred securities. The following table sets forth the beneficial ownership of Huntington Preferred’s Class C Preferred securities by each of Huntington Preferred’s directors, nominees for director, and executive officers, and by the directors and executive officers as a group, as of March 15, 2012.

Name of Beneficial Owner	Shares of Class C Preferred Securities Beneficially Owned(1)	Percent of Class
David S. Anderson	0	0
Timothy R. Barber	0	0
Richard A. Cheap	100	(2)
Reginald D. Dickson	1,100	(2)
Harry V. Farver	0	0
Edward J. Kane	800	(2)
Roger E. Kephart	1,506	(2)
Donald R. Kimble	0	0
Gerard P. Mastroianni	0	0
James D. Robbins	3,465	(2)
Directors and Executive Officers as a group (9 in group)	6,971	(2)

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. The shares reported for Mr. Kane are jointly owned with his spouse. Of the shares reported for Mr. Kephart, 1,000 shares are owned by his spouse. The figure reported for Mr. Robbins includes 500 shares owned by his spouse, 667 shares owned jointly with his spouse, and 500 shares owned jointly by Mr. Robbins and his daughter.
(2)	Less than 1%.

As indicated in the table below, as of March 15, 2012, all of Huntington Preferred’s Class E Preferred securities were owned by Tower Hill Securities, Inc.

Name and Address Of Beneficial Owner	Shares of Class E Preferred Securities Beneficially Owned	Percent of Class
Tower Hill Securities, Inc. 3993 Howard Hughes Parkway Suite 250 Las Vegas, NV 89169	1,400,000	100%

Huntington Preferred’s Class A Preferred securities and Class B Preferred securities are non-voting.

As of December 31, 2011, many of the directors and executive officers of Huntington Preferred owned shares of Huntington Bancshares Incorporated common stock. These directors and executive officers owned, individually and collectively, less than 1% of the Huntington Bancshares Incorporated common stock outstanding on December 31, 2011.

Transactions with Directors, Executive Officers, and Certain Beneficial Owners

The Audit Committee Charter provides that the Audit Committee reviews and approves all “related party transactions” as defined by the rules of The NASDAQ Stock Market, Inc., which includes transactions required to be disclosed in this Information Statement and transactions between Huntington Preferred and Huntington Bancshares Incorporated, The Huntington National Bank, or their affiliates. The Audit Committee may adopt policies governing the terms of transactions between Huntington Preferred and Huntington Bancshares Incorporated, The Huntington National Bank or their affiliates in the ordinary course of Huntington Preferred’s business. “Related party transactions” are brought to the attention of the Audit Committee by management or the directors.

Huntington Preferred holds participation interests directly, or subparticipation interests indirectly through Huntington Preferred Capital Holdings, Inc. (Holdings), in certain loans originated by The Huntington National Bank (Bank) and its subsidiaries. The participation interests are in commercial real estate and consumer and residential real estate loans that were either directly underwritten by the Bank and its subsidiaries or acquired by the Bank. Huntington Preferred expects to continue to purchase such interests, net of an allowance for loan losses, in the future from Holdings, the Bank, or their affiliates.

The loans underlying Huntington Preferred’s participation interests are serviced by the Bank pursuant to the terms of (i) the participation agreement between the Bank and Huntington Preferred, or (ii) the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and Huntington Preferred. The Bank earned servicing fees from Huntington Preferred of $7.0 million during the year ended December 31, 2011. Pursuant to the existing participation and subparticipation agreements, the amount and terms of the loan-servicing fee between the Bank and Huntington Preferred are determined by mutual agreement from time-to-time during the terms of the agreements. In lieu of paying higher servicing costs to the Bank with respect to commercial real estate loans, Huntington Preferred waived its right to receive any origination fees associated with participation interests in commercial real estate loans. The Bank and Huntington Preferred performed a review of loan-servicing fees in 2011, and have agreed to retain current servicing rates for all loan participation categories, including the continued waiver by Huntington Preferred of its right to origination fees, until such time as servicing fees are reviewed in 2012. Currently, the annual servicing fee with respect to consumer loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.650%; the annual servicing fee with respect to residential real estate loans is equal to the outstanding principal balance of each loan multiplied by a fee of 0.267%; and the annual servicing fee with respect to commercial and commercial real estate loans is 0.125%.

Under the terms of the participation and subparticipation agreements, Huntington Preferred is obligated to make funds or credit available to the Bank, either directly or indirectly through Holdings, so that the Bank may extend credit to any borrowers, or pay letters of credit issued for the account of any borrowers, to the extent provided in the loan agreements underlying Huntington Preferred’s participation interests. The unfunded commitments at December 31, 2011, totaled $233.4 million.

Personnel of Huntington Bancshares Incorporated and the Bank handle day-to-day operations of Huntington Preferred, such as accounting, financial reporting and analysis, tax reporting, and other administrative functions. On a monthly basis, Huntington Preferred pays Huntington Bancshares Incorporated and the Bank for the costs related to the time spent by employees for performing these functions. The personnel costs were $0.4 million for the year ended December 31, 2011.

Huntington Preferred maintains and transacts all of its cash activity through the Bank. Typically, cash is invested with the Bank in an interest-bearing account. These interest-bearing balances are invested overnight or may be invested in Eurodollar deposits with the Bank for a term of not more than 30 days at market rates.

The Bank is eligible to obtain advances from various federal and government-sponsored agencies, such as the Federal Home Loan Bank (FHLB). Huntington Preferred may from time to time be asked to act as guarantor of the Bank’s obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such guarantee or pledge would rank senior to Huntington Preferred’s common and preferred securities upon liquidation. Accordingly, any federal or government-sponsored agencies that make advances to the Bank where Huntington Preferred has acted as guarantor or has pledged all or a portion of its assets as collateral will have a liquidation preference over the holders of Huntington Preferred’s securities. Any such guarantee and/or pledge in connection with the Bank’s advances from the FHLB falls within the definition of Permitted Indebtedness (as defined in Huntington Preferred’s articles of incorporation) and, therefore, Huntington Preferred is not required to obtain the consent of the holders of its common or preferred securities for any such guarantee and/or pledge.

Currently, Huntington Preferred’s assets have been used to secure only one such facility. The Bank has obtained a line of credit from the FHLB, limited to $3.4 billion as of December 31, 2011, based on the Bank’s holdings of FHLB stock. As of this same date, the Bank had borrowings of $0.4 billion under this facility. Huntington Preferred has entered into an Amended and Restated Agreement with the Bank with respect to the pledge of Huntington Preferred’s assets to collateralize the Bank’s borrowings from the FHLB. The agreement provides that the Bank will not place at risk Huntington Preferrred’s assets in excess of an aggregate dollar amount or aggregate percentage of such assets established from time-to-time by Huntington Preferred’s board of directors, including a majority of the Independent Directors. The pledge limit established by Huntington Preferred’s board is equal to 25% of Huntington Preferred’s total assets, or approximately $0.9 billion as of December 31, 2011, as reflected in the Huntington Preferred’s month-end management report for the previous month. This pledge limit may be changed in the future by the board of directors, including a majority of the Independent Directors. The amount of Huntington Preferred’s participation interests pledged was $0.4 billion at December, 31, 2011. In 2011, the loans pledged consisted of 1-4 family residential mortgage loans. The agreement also provides that the Bank will pay Huntington Preferred a monthly fee based upon the total loans pledged by Huntington Preferred. The Bank paid Huntington Preferred a total of $1.5 million in 2011 as compensation for making such assets available to the Bank. The fee represented thirty-five basis points per year on total pledged loans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington Preferred’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington Preferred’s Class C Preferred Shares to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington Preferred with copies of all Section 16(a) forms filed by them. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington Preferred believes that, during 2011, all filing requirements applicable for Huntington Preferred’s reporting persons were timely met.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP as Huntington Preferred’s independent registered public accounting firm for 2012. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2004. Although not required, we are asking shareholders to ratify the appointment of Deloitte & Touche LLP as the independent accountant for 2012. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP regularly attend meetings of the Audit Committee and will be present at the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. Audit fees are fees for professional services rendered for the audits of our annual financial statements and internal control over financial reporting, review of the financial statements included in Form 10-Q filings, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2011 and December 31, 2010 were $103,000 and $103,500, respectively.

Deloitte & Touche LLP did not bill Huntington Preferred for any other services in the fiscal years ended December 31, 2011 and December 31, 2010.

The Audit Committee has a policy that it will pre-approve all audit and non-audit services provided by the independent accountant, and will not engage the independent accountant to perform any specific non-audit services prescribed by law or regulation. The Audit Committee may delegate pre-approval authority to a committee member. The decisions of the member to whom pre-approval authority is delegated must be presented to the full committee at its next scheduled meeting. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee.

Other Matters

Copies of the exhibits to Huntington Preferred’s 2011 Annual Report on Form 10-K may be obtained, at a reasonable charge for copying and mailing, by writing to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287.

A number of brokerage firms have instituted householding. The Securities and Exchange Commission has adopted householding rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering one copy of these materials to these shareholders. If you hold your shares in “street name”, please contact your bank, broker, or other holder of record to request information about householding.